SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2009 (January 27, 2009)

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 27, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Ambac Financial Group, Inc. (“Ambac”) awarded cash bonuses to the Company’s Chairman, its Chief Executive Officer, its Chief Financial Officer and its named Executive Officers (which officers were determined by reference to the Company’s proxy statement, dated April 21, 2008) for their 2008 performance.

Bonuses for 2008

Name	Title	2008 Cash Bonus Amount	Long Term Incentive Compensation
Michael A. Callen	Chairman	$975,000	$0
David W. Wallis	Chief Executive Officer	$500,000	$0
Douglas C. Renfield-Miller	Executive Vice President	$550,000	$0
Sean T. Leonard	Chief Financial Officer	$950,000	$0

The Committee did not award any long term equity incentive compensation (such as stock options and restricted stock units) to its Executive Officers for 2008. In granting the 2008 cash bonus awards, the Committee considered Ambac’s performance during 2008, the performance of each individual executive and the overall economic environment. The ultimate goal of the compensation framework was to create an incentive for key Executive Officers that have been, and will continue to be, instrumental to the implementation of the Firm’s corporate strategy. Overall, 2008 incentive compensation for Ambac’s Executive Officers represents a decline of more than 60% from 2007 levels.

The Committee held the salary levels of Messrs. Callen and Wallis at their 2008 level. The Committee increased the salary of Ambac’s Chief Financial Officer and other named executive officers (which officers were determined by reference to the Company’s proxy statement, dated April 21, 2008) to the following levels.

Base Salaries for 2009

Name	Title	Base Salary Amount
Douglas C. Renfield-Miller	Executive Vice President	$600,000
Sean T. Leonard	Chief Financial Officer	$550,000

Douglas Renfield-Miller, Executive Vice President of Ambac and previously Chairman and CEO of Ambac Assurance UK Limited, was named CEO designate for Connie Lee Insurance Company (re-named Everspan Financial Guarantee Corp.) in September, 2008.

It should also be noted that Messrs. McKinnon and Uhlein, who were named executive officers in 2008, are no longer with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

Dated: February 2, 2009
	By:	/s/ Anne Gill Kelly
Anne Gill Kelly
Managing Director, Corporate Secretary and Assistant General Counsel